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Exhibit 5

December 16, 2002

Board of Directors
First Data Corporation
6200 South Quebec Street
Greenwood Village, Colorado 80111

RE:	First Data Corporation Supplemental Incentive Savings Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

        As Senior Counsel of First Data Corporation, a Delaware corporation (the "Corporation"), I have participated in the preparation by the Corporation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of $60,000,000 of Participation Interests (the "Interests") in the Corporation's Supplemental Incentive Savings Plan (the "Plan") which becomes effective as of January 1, 2003. The Plan was duly adopted, and participation therein by eligible employees authorized, by the Corporation's Employee Benefits Administration and Investment Committee on August 22, 2002, in accordance with delegations of authority of this Board of Directors and the Compensation and Benefits Committee of this Board. Registration and issuance of the Participation Interests was authorized by the Board on December 11, 2002.

        I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinion set forth in this letter. Based upon and subject to the foregoing, it is my opinion that the Interests in the Plan have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plan, will constitute valid and binding obligations of the Corporation.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Plan.

Sincerely,

/s/ Herbert W. Pellinen Herbert W. Pellinen Senior Counsel, First Data Corporation

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  Exhibit 5